Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services – Experts” and “Services - Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account C dated April 18, 2008 and to the use of our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries dated March 11, 2008, in Post-Effective Amendment No. 25 to the Registration Statement (Form N-4, No. 33-69712) of Symetra Separate Account C and related Prospectus of the Spinnaker Variable Annuity Contract issued by Symetra Separate Account C and Symetra Life Insurance Company.

/s/ Ernst & Young LLP

Seattle, Washington

April 28, 2008